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                     October 5, 2022

       Kelly Deck
       Chief Financial Officer
       Inhibrx, Inc.
       11025 N. Torrey Pines Rd.
       Suite 200
       La Jolla, CA 92037

                                                        Re: Inhibrx, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 28,
2022
                                                            Form 10-Q for the
Fiscal Quarter Ended June 30, 2022
                                                            Filed August 8,
2022
                                                            File No. 001-39452

       Dear Kelly Deck:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences